SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 25, 2003

D E E R E & C O M P A N Y (Exact name of registrant as specified incharter)

DELAWARE (State of other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 5.	Other Events.

       The following consists of Deere & Company's press release dated November 25, 2003 concerning fourth-quarter of fiscal 2003 financial results and supplemental financial information filed as Exhibit 20 to this report and incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(20)	Press release and supplemental financial information
Item 12.	Results of Operations and Financial Condition.

       The attached schedule of Other Financial Information is furnished under Form 8-K Item 12 (Results of Operations and Financial Condition). The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Deere & Company specifically incorporates the information by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ JAMES H. BECHT Secretary

Dated: November 25, 2003

Exhibit Index

Number and Description of Exhibit	Sequential Page Number

(20)	Press release and supplemental financial information	Pg. 5

Item 7 -- Exhibit 20
Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com

I

NEWS RELEASE - November 25, 2003

Contact: Ken Golden Manager, Public Relations Deere & Company 309-765-5678

DEERE REPORTS HIGHER NET INCOME FOR 2003 AND EXPECTS FURTHER IMPROVEMENT FOR 2004

●	Full year net income for 2003 doubles in comparison to 2002.
●	Efforts to manage costs and asset intensity help fuel improvements.
●	Company expects increased 2004 sales in all equipment divisions.

     MOLINE, IL (November 25, 2003) - Deere & Company today reported worldwide net income of $70.6 million, or $.27 per share, for the quarter and $643.1 million, or $2.64 per share, for the year ended October 31. This compared with net income of $68.0 million, or $.28 per share, and $319.2 million, or $1.33 per share, respectively, last year.

     "Deere & Company's 2003 results provide continuing evidence that our plans for building a better business are working," said Robert W. Lane, chairman and chief executive officer. "The success of new products and ongoing efforts to manage costs and asset intensity were evident in our results for the full year. Improved market conditions also contributed to the stronger performance of our construction and forestry and commercial and consumer equipment divisions. Additionally, as a result of our focus on disciplined asset management, trade receivables ended the year at their lowest level in more than a decade."

     Worldwide net sales and revenues grew 14 percent to $3.939 billion for the fourth quarter as compared to a year ago and increased 11 percent to $15.535 billion for the year. Net sales were $3.375 billion for the quarter and $13.349 billion for the year, compared with $2.947 billion and $11.703 billion, respectively, last year.

     Net sales for both periods increased primarily due to higher physical volumes of commercial and consumer equipment and construction and forestry equipment. In addition, the increases were due to the translation effect of stronger foreign exchange rates and improved price realization. Net sales outside the U.S. and Canada increased 19 percent for the quarter and 17 percent for the year. Excluding the impact of changes in currency exchange rates, sales outside the U.S. and Canada were up 6 percent for the quarter and up 5 percent for the year.

     Deere's equipment operations reported operating profit of $39 million for the quarter and $708 million for the year, compared with $72 million and $401 million, respectively, last year. (Operating profit excludes the impact of external interest expense, taxes and certain other corporate expenses.) The fourth-quarter decrease was primarily due to higher postretirement benefit costs of $89 million and one-time labor agreement ratification costs, partially offset by a higher physical volume of sales and improved price realization. Operating profit rose for the year primarily due to improved price realization and a higher physical volume of sales. Partially offsetting these factors were higher postretirement benefit costs of $306 million for the year. Results for 2002 were negatively affected by the costs of closing certain facilities and higher costs associated with the company's minority investment in Nortrax, a venture involved in the ownership and development of several Deere construction-equipment dealer locations.

     Deere's equipment operations had a net loss of $23.9 million for the quarter and net income of $305.1 million for the year, compared with net income of $2.8 million and $78.4 million, respectively, in 2002. The same operating factors mentioned above affected these results. In addition, prior-year results were negatively affected by a higher effective tax rate.

Summary of Equipment Operating Profit

●

Agricultural Equipment.  Compared with the previous year, division sales moved up 10 percent for the quarter and 9 percent for the full-year in 2003. The increases were due to the translation effect of stronger foreign exchange rates and improved price realization. The physical volume of shipments for both periods was flat compared with a year ago. Operating profit was $8 million for the quarter and $337 million for the year, compared with $77 million and $439 million for the respective periods of 2002. The decrease for the quarter was primarily due to higher postretirement benefit costs of $66 million, one-time labor-agreement ratification costs, and lower worldwide production volumes. Lower operating profit for the year was primarily due to higher postretirement benefit costs of $216 million. Offsetting these factors in both periods was the impact of improved price realization.

●

Commercial and Consumer Equipment.  Compared with last year, division sales were up 21 percent for the quarter and 19 percent for the year. The increases were primarily due to strong retail demand for recently introduced products and the impact of expanded distribution channels. The division had an operating loss of $10 million for the quarter and an operating profit of $227 million for the year, compared with an operating loss of $19 million and an operating profit of $79 million, respectively, in the prior year. The quarter's improvement was primarily due to higher sales, partially offset by lower production volumes, higher promotional and support costs related to new products, and higher postretirement benefit costs of $7 million. Improved results for the year were due to higher sales and production volumes, partially offset by higher promotional and support costs and higher postretirement benefit costs of $31 million. Results in 2002 were negatively affected by restructuring costs related to the closure of certain facilities.

●

Construction and Forestry.  Division sales rose 22 percent for the quarter and 24 percent for the year. The increases were primarily due to higher physical volumes, reflective of improved retail activity. Operating profit improved to $41 million for the quarter and $152 million for the year, compared with an operating profit of $23 million and an operating loss of $75 million in the respective periods of 2002. The improvements were primarily due to higher sales and production volumes. Improved price realization also had a favorable impact on this year's results. Partially offsetting these factors were higher postretirement benefit costs of $16 million for the quarter and $59 million for the year. Full-year 2002 results were negatively affected by higher costs related to the company's investment in Nortrax and costs for a factory closing.

●

Special Technologies.  Lower costs and expenses and the absence of goodwill amortization led to improvements in these operations, which reported breakeven results for the quarter and an $8 million operating loss for the year, compared with operating losses of $9 million and $42 million, respectively, last year.

     Consistent with the company's asset-management goals, trade receivables and inventories remain at favorable levels. Trade receivables at the end of the year were $2.619 billion, representing 20 percent of fiscal-year sales, compared with $2.734 billion a year ago, equal to 23 percent of previous fiscal-year sales. Based on constant exchange rates, trade receivables were down by approximately $235 million. Inventories were $1.366 billion, or 13 percent of the fiscal year cost of sales, compared with $1.372 billion a year ago, or 14 percent of the previous fiscal year cost of sales. Based on constant exchange rates, inventories were down about $110 million.

Summary of Financial Services Net Income

●

Credit.  Net income of the credit operations increased to $83.1 million for the quarter and $310.5 million for the year, compared with $62.8 million and $243.0 million, respectively, last year. The increase in quarterly net income was mainly the result of growth in the portfolio and higher gains from an increased volume of retail note sales. The full year increase was primarily due to lower loan losses, growth in the portfolio and the absence of losses from Argentina. This full year increase was partially offset by narrower financing spreads, lower gains from a lower volume of retail note sales and higher selling, administrative and general expenses.

●	Health Care. Health care operations reported net income of $5.9 million for the quarter and $19.3 million for the year, compared with $6.0 million and $19.2 million, respectively, last year.

Market Conditions & Outlook

     As a result of the factors and conditions outlined below, sales for the full 2004 fiscal year are expected to increase between 9 and 11 percent and net income is forecast to be in a range of $750 million to $850 million. Deere's net equipment sales for the first quarter of 2004 are currently forecast to be up approximately 25 percent in comparison with depressed sales levels in the first quarter of 2003, although production levels are expected to increase only 9 to 11 percent for the first quarter. Company-wide net income for the first quarter in 2004 is forecasted in a range of $100 million to $150 million. Excluding the impact of currency and price, sales are expected to increase 18 to 20 percent for the quarter and 6 to 8 percent for the year.

     Deere's yearly earnings estimate also includes higher postretirement benefit costs of approximately $125 million pretax, based on the company's assumptions that reflect recent trends in medical inflation and interest rates.

●

Agricultural Equipment.  After hitting a record level in 2003, U.S. farm income is expected to remain strong in the coming year as a result of continuing high crop and livestock prices, as well as favorable levels of carryover stocks in farm commodities. In addition, tax provisions that offer expanded depreciation and expense write-offs should lend further support to farm machinery sales. As a result of these positive factors, industry retail sales in the U.S. and Canada are now expected to be up 5 to 10 percent for fiscal 2004. In other parts of the world, industry retail sales in Western Europe are expected to be flat to down 5 percent for the year mainly as a result of lower farm income due to the impact of drought on the livestock sector. Deere believes industry sales in South America will be flat in 2004. While favorable conditions support further industry growth in South America, Deere believes this could be offset by the timing and availability of Brazilian-government financing. On a worldwide basis, sales of John Deere agricultural equipment are now forecast to be up between 8 to 10 percent for the year with an increase in physical volume of 5 to 7 percent.

●	Commercial & Consumer Equipment. John Deere commercial and consumer equipment sales are expected to continue benefiting from the success of new products, including an expanded utility-vehicle line and the 100 series lawn tractor introduced in the mass and dealer channels in 2003. As a result, division sales are forecast to be up between 10 to 12 percent for the year.

●

Construction & Forestry.  Retail activity in the construction and forestry sectors rose at a healthy rate in 2003 mainly as a result of strong replacement demand. Deere sales for 2003 rose sharply in virtually all market segments and outpaced the industry. Further replacement demand is expected to lead to modest growth in the industry in 2004. In 2004, Deere shipments of construction and forestry equipment are projected to be up 2 to 4 percent. Deere expects to consolidate Nortrax Inc. during the first quarter of 2004. Including Nortrax in the consolidated results would add an additional $275 million to sales for the year.

●

Credit.  Although Deere's credit operations are expected to benefit from further growth in the loan portfolio, net income for 2004 is forecast to be down slightly as a result of lower gains on receivable sales. The division expects net income of about $300 million for the year.

Business improvements on track

     "Our efforts are aimed at sustainable improvements and a higher level of value for investors," Lane said. "While more remains to be done, our plans to make continued improvements in operating efficiency and asset management are moving ahead. At the same time, John Deere is attracting entirely new customers through the introduction of exciting new products and services and expanding our presence in geographic regions across the globe. All of these efforts combine to help drive Deere & Company's performance to higher levels as we continue in our mission of building a better business."

John Deere Capital Corporation

The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC's net income was $70.9 million for the fourth quarter and $280.5 million for the year, compared with $57.2 million and $230.6 million, respectively, last year. The increase in quarterly net income was primarily due to growth in the portfolio. The full year increase was primarily due to lower loan losses, growth in the portfolio and the absence of losses from Argentina, partially offset by narrower financing spreads, lower gains from a lower volume of retail note sales and higher selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $11.856 billion at October 31, 2003, compared with $11.240 billion one year ago. The increase resulted from acquisitions exceeding collections during the last twelve months partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $14.451 billion at October 31, 2003 compared with $13.773 billion one year ago.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

     Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

     Forward-looking statements involve certain factors that are subject to change, including for the company's agricultural equipment segment the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), weather and soil conditions, real estate values, available acreage for farming, the level, complexity and distribution of government farm programs, animal diseases (including further outbreaks of "mad cow" and "foot-and-mouth" diseases), crop pests, harvest yields and the level of farm product exports (including concerns about genetically modified organisms). The success of the fall harvest and the prices realized by farmers for their crops especially affect retail sales of agricultural equipment in the winter.

     Factors affecting the outlook for the company's commercial and consumer equipment segment include general economic conditions in the United States, consumer confidence, consumer borrowing patterns and weather conditions. Another important assumption is continued consumer acceptance of the company's new products, including the new 100-series lawn tractors and an expanded utility vehicle line. Sales of commercial and consumer equipment during the winter are also affected by the amount and timing of snowfall

     The number of housing starts is especially important to sales of the company's construction equipment. The levels of public and non-residential construction also impact the results of the company's construction and forestry segment. Another important contingency is the company acquiring the majority owners' interest in Nortrax Inc. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

     All of the company's businesses and its reported results are affected by general economic conditions in and the political stability of the global markets in which the company operates (including Brazil, Argentina and other South American countries); monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the United States Federal Reserve Board and other central banks; actions by the United States Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; investor sentiment; inflation and deflation rates; interest rate levels and currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties, including capacity and supply constraints; oil and energy prices and supplies; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and

legislation affecting the sectors in which the company operates. Company results are also affected by significant changes in health care costs and in market values of investment assets, which impact postretirement benefit costs.

     The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission.

Fourth Quarter 2003 Press Release (millions of dollars and shares except per share amounts)

Three Months Ended October 31	Twelve Months Ended October 31

2003	2002	% Change	2003	2002	% Change

Net sales and revenues:
Agricultural equipment net sales	$1,957	$1,777	+10	$7,349	$6,738	+9
Commercial and consumer
equipment net sales	676	558	+21	3,231	2,712	+19
Construction and forestry net sales	731	598	+22	2,728	2,199	+24
Other net sales	11	14	-21	41	54	-24

Total net sales *	3,375	2,947	+15	13,349	11,703	+14
Credit revenues	339	341	-1	1,347	1,426	-6
Other revenues	225	181	+24	839	818	+3

Total net sales and revenues *	$3,939	$3,469	+14	$15,535	$13,947	+11

Operating profit (loss): **
Agricultural equipment	$8	$77	-90	$337	$439	-23
Commercial and consumer equipment	(10)	(19)	-47	227	79	+187
Construction and forestry	41	23	+78	152	(75)
Credit	124	101	+23	474	386	+23
Other	8			22	(12)

Total operating profit *	171	182	-6	1,212	817	+48
Interest, corporate expenses
and income taxes	(100)	(114)	-12	(569)	(498)	+14

Net income	$71	$68	+4	$643	$319	+102

Per Share:
Net income - basic	$.29	$.28	+4	$2.68	$1.34	+100
Net income - diluted	$.27	$.28	-4	$2.64	$1.33	+98

* Includes overseas equipment operations:
Net sales	$1,072	$901	+19	$4,100	$3,504	+17
Operating profit	$33	$22	+50	$322	$231	+39

**

In the fourth quarter of 2002, the operating profit (loss) of the agricultural equipment, commercial and consumer equipment, construction and forestry and other segments included pretax goodwill amortization of $5, $3, $5 and $3, respectively, for a total of $16. In the fiscal year 2002, these amounts were $15, $14, $17 and $12, respectively, for a total of $58. In the fourth quarter of 2002, the operating profit (loss) of the agricultural equipment, commercial and consumer equipment, construction and forestry and other segments also included pretax costs for special items related to restructuring of $3, $2, $7 and $2, respectively, for a total of $14. In the fiscal year 2002, these amounts were $12, $24, $27 and $9, respectively, for a total of $72. In fiscal year 2003, there was no goodwill amortization and the costs or income for special items were not material.

	October 31, 2003	October 31, 2002

Consolidated:
Trade accounts and notes receivable - net	$2,619	$2,734
Inventories	$1,366	$1,372

Financial Services:
Financing receivables and leases
financed - net	$11,281	$10,604
Financing receivables and leases
administered - net	$14,197	$13,225

Average shares outstanding	240.2	238.2

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended October 31, 2003 and 2002 (In millions of dollars except per share amounts)

	2003	2002

Net Sales and Revenues
Net sales	$3,375.0	$2,946.8
Finance and interest income	318.3	334.9
Health care premiums and fees	173.8	129.7
Other income	72.3	58.0

Total	3,939.4	3,469.4

Costs and Expenses
Cost of sales	2,774.9	2,418.4
Research and development expenses	172.1	143.4
Selling, administrative and general expenses	513.8	434.7
Interest expense	153.6	160.3
Health care claims and costs	140.6	100.9
Other operating expenses	87.1	84.5

Total	3,842.1	3,342.2

Income of Consolidated Group
Before Income Taxes	97.3	127.2
Provision for income taxes	32.3	54.8

Income of Consolidated Group	65.0	72.4

Equity in Income (Loss) of Unconsolidated Affiliates
Credit		(.9)
Other	5.6	(3.5)

Total	5.6	(4.4)

Net Income	$70.6	$68.0

Per Share:
Net income - basic	$.29	$.28
Net income - diluted	$.27	$.28

See Notes to Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Years Ended October 31, 2003 and 2002 (In millions of dollars except per share amounts)

	2003	2002

Net Sales and Revenues
Net sales	$13,349.1	$11,702.8
Finance and interest income	1,275.6	1,339.2
Health care premiums and fees	664.5	636.0
Other income	245.4	269.0

Total	15,534.6	13,947.0

Costs and Expenses
Cost of sales	10,752.7	9,593.4
Research and development expenses	577.3	527.8
Selling, administrative and general expenses	1,744.2	1,657.3
Interest expense	628.5	637.1
Health care claims and costs	536.1	518.4
Other operating expenses	324.5	410.3

Total	14,563.3	13,344.3

Income of Consolidated Group
Before Income Taxes	971.3	602.7
Provision for income taxes	336.9	258.3

Income of Consolidated Group	634.4	344.4

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.2	(3.8)
Other	8.5	(21.4)

Total	8.7	(25.2)

Net Income	$643.1	$319.2

Per Share:
Net income - basic	$2.68	$1.34
Net income - diluted	$2.64	$1.33

See Notes to Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET As of October 31, 2003 and 2002 (In millions of dollars)

	2003	2002

Assets
Cash and cash equivalents	$4,384.5	$2,814.9
Marketable securities	231.8	189.2
Receivables from unconsolidated
affiliates	303.2	265.8
Trade accounts and notes
receivable - net	2,619.3	2,733.6
Financing receivables - net	9,974.2	9,067.5
Other receivables	428.3	426.4
Equipment on operating leases - net	1,381.9	1,609.2
Inventories	1,366.1	1,371.8
Property and equipment - net	2,075.6	1,998.3
Investments in unconsolidated
affiliates	195.5	180.6
Goodwill	872.1	804.0
Intangible assets - net	252.9	90.9
Prepaid pension costs	62.6	49.6
Other assets	534.3	582.1
Deferred income taxes	1,476.1	1,490.1
Deferred charges	99.6	94.0

Total	$26,258.0	$23,768.0

Liabilities and Stockholders' Equity
Short-term borrowings	$4,347.2	$4,437.3
Payables to unconsolidated
affiliates	87.8	64.0
Accounts payable and accrued
expenses	3,105.5	3,142.2
Health care claims and reserves	94.1	92.8
Accrued taxes	226.5	87.4
Deferred income taxes	30.7	24.5
Long-term borrowings	10,404.2	8,950.4
Retirement benefit accruals
and other liabilities	3,959.9	3,806.2

Total liabilities	22,255.9	20,604.8
Stockholders' equity	4,002.1	3,163.2

Total	$26,258.0	$23,768.0

See Notes to Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED CASH FLOWS For the Years Ended October 31, 2003 and 2002 (In millions of dollars)

	2003	2002

Cash Flows from Operating Activities
Net income	$643.1	$319.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for doubtful receivables	106.8	160.7
Provision for depreciation and amortization	631.4	725.3
Undistributed earnings of unconsolidated affiliates	(5.5)	22.7
Provision (credit) for deferred income taxes	33.1	(1.2)
Changes in assets and liabilities:
Receivables	182.3	158.2
Inventories	84.1	85.8
Accounts payable and accrued expenses	(184.9)	144.0
Other	45.3	263.6

Net cash provided by operating activities	1,535.7	1,878.3

Cash Flows from Investing Activities
Collections of receivables	9,077.6	6,987.0
Proceeds from sales of financing receivables	1,941.0	2,967.8
Proceeds from maturities and sales of marketable securities	76.4	75.4
Proceeds from sales of equipment on operating leases	514.5	495.2
Proceeds from sales of businesses	22.5	53.5
Cost of receivables acquired	(11,576.8)	(9,955.3)
Purchases of marketable securities	(118.2)	(87.8)
Purchases of property and equipment	(309.6)	(358.7)
Cost of operating leases acquired	(473.7)	(487.9)
Acquisitions of businesses, net of cash acquired	(10.6)	(19.0)
Decrease (increase) in receivables with unconsolidated affiliates	(6.8)	14.8
Other	(32.4)	1.0

Net cash used for investing activities	(896.1)	(314.0)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	126.9	(1,413.2)
Proceeds from long-term borrowings	3,312.9	4,573.7
Principal payments on long-term borrowings	(2,542.7)	(2,771.0)
Proceeds from issuance of common stock	174.5	48.0
Repurchases of common stock	(.4)	(1.2)
Dividends paid	(210.5)	(208.9)
Other	(1.8)	(1.5)

Net cash provided by financing activities	858.9	225.9

Effect of Exchange Rate Changes on Cash	71.1	(5.3)

Net Increase in Cash and Cash Equivalents	1,569.6	1,784.9
Cash and Cash Equivalents at Beginning of Period	2,814.9	1,030.0

Cash and Cash Equivalents at End of Period	$4,384.5	$2,814.9

See Notes to Financial Statements.

Notes to Financial Statements
(1)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31

	2003	2002	2003	2002

Dividends declared	$.22	$.22	$.88	$.88
Dividends paid	$.22	$.22	$.88	$.88

(2)

The calculation of basic net income per share is based on the average number of shares outstanding during the twelve months ended October 31, 2003 and 2002 of 240.2 million and 238.2 million, respectively. The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.

(3)	Comprehensive income (loss), which includes all changes in the Company's equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31

	2003	2002	2003	2002

Net income	$70.6	$68.0	$643.1	$319.2

Other comprehensive income (loss), net of tax:

Change in minimum pension liability adjustment	(45.9)	(1,015.9)	(45.9)	(1,015.9)

Change in cumulative translation adjustment	50.7	(40.0)	213.9	(7.6)

Unrealized gain (loss) on investments	5.8	(1.3)	5.8	1.0

Unrealized gain on derivatives	17.4	2.9	24.6	25.0

Comprehensive income (loss)	$98.6	$(986.3)	$841.5	$(678.3)

(4)

The consolidated financial statements represent the consolidation of all Deere & Company's subsidiaries. In the supplemental data in Note 5 to the financial statements, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) include the Company's agricultural equipment, commercial and consumer equipment, construction and forestry and special technologies operations, with Financial Services reflected on the equity basis. The supplemental "Financial Services" data in Note 5 include Deere & Company's credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA STATEMENT OF INCOME For the Three Months Ended October 31, 2003 and 2002
(In millions of dollars)	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Net Sales and Revenues
Net sales	$3,375.0	$2,946.8
Finance and interest income	20.6	25.6	$353.9	$360.8
Health care premiums and fees			178.4	134.3
Other income	42.1	39.9	41.8	29.5

Total	3,437.7	3,012.3	574.1	524.6

Costs and Expenses
Cost of sales	2,778.6	2,422.2
Research and development expenses	172.1	143.4
Selling, administrative and general expenses	392.7	319.0	122.7	116.9
Interest expense	54.6	56.7	105.3	112.8
Interest compensation to Financial Services	49.9	42.2
Health care claims and costs			140.6	100.9
Other operating expenses	24.6	12.3	73.3	83.2

Total	3,472.5	2,995.8	441.9	413.8

Income (Loss) of Consolidated Group
Before Income Taxes	(34.8)	16.5	132.2	110.8
Provision (credit) for income taxes	(10.9)	13.7	43.3	41.1

Income (Loss) of Consolidated Group	(23.9)	2.8	88.9	69.7

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	83.1	62.8		(.9)
Other	11.4	2.4	.1

Total	94.5	65.2	.1	(.9)

Net Income	$70.6	$68.0	$89.0	$68.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF INCOME For the Years Ended October 31, 2003 and 2002
(In millions of dollars)	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Net Sales and Revenues
Net sales	$13,349.1	$11,702.8
Finance and interest income	77.6	85.6	$1,424.0	$1,440.6
Health care premiums and fees			683.1	654.2
Other income	145.3	146.0	145.3	167.3

Total	13,572.0	11,934.4	2,252.4	2,262.1

Costs and Expenses
Cost of sales	10,767.5	9,608.1
Research and development expenses	577.3	527.8
Selling, administrative and general expenses	1,284.7	1,153.5	466.3	510.2
Interest expense	217.6	222.9	437.2	443.1
Interest compensation to Financial Services	199.6	158.1
Health care claims and costs			536.1	518.4
Other operating expenses	57.8	81.4	309.0	370.3

Total	13,104.5	11,751.8	1,748.6	1,842.0

Income of Consolidated Group
Before Income Taxes	467.5	182.6	503.8	420.1
Provision for income taxes	162.4	104.2	174.5	154.1

Income of Consolidated Group	305.1	78.4	329.3	266.0

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	310.5	243.0	.2	(3.8)
Other	27.5	(2.2)	.2

Total	338.0	240.8	.4	(3.8)

Net Income	$643.1	$319.2	$329.7	$262.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) CONDENSED BALANCE SHEET As of October 31, 2003 and 2002
(In millions of dollars)	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Assets
Cash and cash equivalents	$4,009.3	$2,638.5	$375.2	$176.3
Cash equivalents deposited with
unconsolidated subsidiaries	278.1	790.8

Cash and cash equivalents	4,287.4	3,429.3	375.2	176.3
Marketable securities			231.8	189.2
Receivables from unconsolidated
subsidiaries and affiliates	178.8	220.1	274.3	259.8
Trade accounts and notes
receivable - net	646.1	909.4	2,279.1	2,137.7
Financing receivables - net	63.5	60.1	9,910.7	9,007.4
Other receivables	236.6	279.1	191.7	147.3
Equipment on operating leases - net	11.9	12.4	1,369.9	1,596.8
Inventories	1,366.1	1,371.8
Property and equipment -net	2,042.9	1,963.4	32.7	34.9
Investments in unconsolidated
subsidiaries and affiliates	2,431.2	2,248.5	3.8	7.7
Goodwill	871.9	803.9	.2	.2
Intangible assets - net	252.6	90.4	.2	.4
Prepaid pension costs	62.0	49.6	.6
Other assets	195.0	208.1	339.4	374.0
Deferred income taxes	1,590.8	1,576.3	3.2	1.8
Deferred charges	78.4	73.4	22.1	20.6

Total	$14,315.2	$13,295.8	$15,034.9	$13,954.1

Liabilities and Stockholders' Equity
Short-term borrowings	$577.0	$398.1	$3,770.2	$4,039.2
Payables to unconsolidated
subsidiaries and affiliates	96.7	79.4	419.4	989.7
Accounts payable and accrued
expenses	2,771.5	2,800.7	640.7	654.9
Health care claims and reserves			94.1	92.8
Accrued taxes	209.9	83.2	16.6	4.2
Deferred income taxes	11.5	9.5	137.2	102.9
Long-term borrowings	2,727.5	2,988.8	7,676.7	5,961.5
Retirement benefit accruals
and other liabilities	3,919.0	3,772.9	40.8	33.3

Total liabilities	10,313.1	10,132.6	12,795.7	11,878.5
Stockholders' equity	4,002.1	3,163.2	2,239.2	2,075.6

Total	$14,315.2	$13,295.8	$15,034.9	$13,954.1

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes. Transactions between the
"Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF CASH FLOWS For the Years Ended October 31, 2003 and 2002 (In millions of dollars)
	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES

	2003	2002	2003	2002

Cash Flows from Operating Activities
Net income	$643.1	$319.2	$329.7	$262.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for doubtful receivables	17.9	6.5	88.9	154.2
Provision for depreciation and amortization	341.6	394.8	329.0	366.3
Undistributed earnings of unconsolidated subsidiaries
and affiliates	(86.9)	156.2	(.4)	3.8
Provision (credit) for deferred income taxes	19.8	(19.2)	13.3	18.0
Changes in assets and liabilities:
Receivables	338.6	116.7	(42.5)	(3.8)
Inventories	84.1	85.8
Accounts payable and accrued expenses	(162.0)	107.9	(29.6)	(4.2)
Other	7.1	219.9	5.9	(26.3)

Net cash provided by operating activities	1,203.3	1,387.8	694.3	770.2

Cash Flows from Investing Activities
Collections of receivables	11.5	8.7	19,396.3	14,992.3
Proceeds from sales of financing receivables			1,941.0	2,967.8
Proceeds from maturities and sales of marketable securities			76.4	75.4
Proceeds from sales of equipment on operating leases	.1	1.6	514.4	493.6
Proceeds from sales of businesses	22.5	53.5
Cost of receivables acquired	(4.2)	(27.4)	(22,011.5)	(17,861.4)
Purchases of marketable securities			(118.2)	(87.8)
Purchases of property and equipment	(303.4)	(354.5)	(6.2)	(4.2)
Cost of operating leases acquired	(2.8)	(6.1)	(470.9)	(481.8)
Acquisitions of businesses, net of cash acquired	(10.6)	(9.3)		(9.7)
Decrease (increase) in receivables with unconsolidated affiliates			(14.5)	54.1
Other	9.4	80.3	(39.3)	(79.5)

Net cash provided by (used for) investing activities	(277.5)	(253.2)	(732.5)	58.8

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(123.2)	(304.6)	250.1	(1,108.6)
Change in intercompany receivables/payables	50.5	29.6	(563.2)	(882.0)
Proceeds from long-term borrowings	9.1	708.3	3,303.8	3,865.4
Principal payments on long-term borrowings	(19.0)	(75.9)	(2,523.7)	(2,695.1)
Proceeds from issuance of common stock	174.5	48.0
Repurchases of common stock	(.4)	(1.2)
Dividends paid	(210.5)	(208.9)	(247.9)	(399.5)
Other	(1.8)	(1.5)

Net cash provided by (used for) financing activities	(120.8)	193.8	219.1	(1,219.8)

Effect of Exchange Rate Changes on Cash	53.1	2.3	18.0	(7.6)

Net Increase (Decrease) in Cash and Cash Equivalents	858.1	1,330.7	198.9	(398.4)
Cash and Cash Equivalents at Beginning of Period	3,429.3	2,098.6	176.3	574.7

Cash and Cash Equivalents at End of Period	$4,287.4	$3,429.3	$375.2	$176.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the consolidated financial statements.

Item 12 - Disclosure
Deere & Company Other Financial Information

For the Twelve Months Ended October 31,	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction and Forestry		Other Equipment
Dollars in millions	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Net Sales	$13,349	$11,703	$7,349	$6,738	$3,231	$2,712	$2,728	$2,199	$41	$54
Average Identifiable Assets
With Inventories at LIFO	$5,965	$6,229	$2,959	$3,222	$1,486	$1,476	$1,451	$1,445	$69	$86
With Inventories at Standard Cost	$6,925	$7,147	$3,555	$3,789	$1,694	$1,666	$1,607	$1,606	$69	$86
Operating Profit (Loss)	$708	$401	$337	$439	$227	$79	$152	$(75)	$(8)	$(42)
Percent of Net Sales	5.3%	3.4%	4.6%	6.5%	7.0%	2.9%	5.6%	(3.4)%	(19.5)%	(77.8)%
Operating Return on Assets
With Inventories at LIFO	11.9%	6.4%	11.4%	13.6%	15.3%	5.4%	10.5%	(5.2)%	(11.6)%	(48.8)%
With Inventories at Standard Cost	10.2%	5.6%	9.5%	11.6%	13.4%	4.7%	9.5%	(4.7)%	(11.6)%	(48.8)%
SVA Cost of Assets	$(831)	$(858)	$(427)	$(455)	$(203)	$(200)	$(193)	$(192)	$(8)	$(11)
SVA	$(123)	$(457)	$(90)	$(16)	$24	$(121)	$(41)	$(267)	$(16)	$(53)

For the Twelve Months Ended October 31,	Financial Services

The Company evaluates its business results on the basis of generally accepted accounting principles. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment's average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company's investment in the asset. Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 19 percent of its average equity during the period excluding the allowance for doubtful receivables. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA. For this purpose, the operating profit of Financial Services is net income before income taxes and changes to the allowance for doubtful receivables. The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

To create SVA using metrics relevant to their daily operations, the Company's equipment segments are targeting an annual operating return on operating assets (OROA) of 20 percent at normal sales volumes, and other returns at other points in the cycle. For purposes of this OROA calculation, operating assets consist of average identifiable assets during the applicable period with inventory at standard cost. Refer to Deere & Company's annual report on Form 10-K for additional information.

Dollars in millions	2003	2002

Net Income	$330	$262
Average Equity	$2,177	$2,115
Return on Equity	15.2%	12.4%
Operating Profit	$504	$416
Change in Allowance for Doubtful Receivables	$17	$16
SVA Income	$521	$432
Average Equity	$2,177	$2,115
Average Allowance for Doubtful Receivables	$160	$161
SVA Average Equity	$2,337	$2,276
Cost of Equity	$(431)	$(437)
SVA	$90	$(5)